Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the SEC as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, as well as by the applicable provisions of the Delaware General Corporation Law (DGCL).

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 200,000,000 shares of preferred stock, par value $0.0001 per share.

As of December 31, 2021, 49,500,308 shares of common stock were outstanding, no preferred stock outstanding and 46 stockholders of record.

Common Stock

Voting rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully paid and nonassessable

All of our outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

Registration Rights

Under our investors’ rights agreement, as amended (the IRA), which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, certain holders of our common stock or their transferees, have the right to require us to register the offer and sale of their shares or to include their shares in any registration statement we file, in each case as described below.

Demand registration rights

Certain holders of our common stock are entitled to certain demand registration rights. The holders of at least 30% of the shares having registration rights can request that we file a registration statement to register the offer and sale of their shares. We are only obligated to effect up to two such registrations. Each such request for registration must cover securities the anticipated aggregate gross proceeds of which, before deducting underwriting discounts and expenses, is at least $20 million. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve month period, for a period of up to 90 days.

Form S-3 registration rights

Certain holders of our common stock are entitled to certain Form S-3 registration rights. At any time after the completion of our initial public offering when we are eligible to file a registration statement on Form S-3, the holders of the shares having these rights can request that we register the offer and sale of their shares of our common stock on a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which is at least $2 million. These stockholders may make an unlimited number of requests for registration on a registration statement on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the twelve month period preceding the date of the request. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve month period, for a period of up to 90 days.

Piggyback registration rights

Certain holders of our common stock are entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of shares of our common stock under the Securities Act, the holders of these shares can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (2) a registration relating to the offer and sale of debt securities, (3) a registration on any registration form that does not permit secondary sales or (4) a registration pursuant to the demand or Form S-3 registration rights described in the preceding two paragraphs above, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Expenses of registration

We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, subject to specified exceptions.

Termination

The registration rights terminate upon the earliest of (1) the date that is four years after the closing of our initial public offering, and (2) as to a given holder of registration rights that holds registrable securities that are equal to less than 1% of our outstanding securities, the date when such holder of registration rights can sell all of such holder’s registrable securities during any 90-day period pursuant to Rule 144 promulgated under the Securities Act.

Anti-Takeover Effects of Certain Provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions included in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences or relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified board

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, designated Class I, Class II and Class III. Each class has an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders beginning in 2022, the class of directors whose term expires at that annual meeting will be subject to reelection for a three-year term.

Removal of directors

Our amended and restated certificate of incorporation provides that stockholders may only remove a director for cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote.

Director vacancies

Our amended and restated certificate of incorporation authorizes only our board of directors to fill vacant directorships.

No cumulative voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Special meetings of stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by an officer at the request of a majority of our board of directors, by the Chair of our board of directors, Chief Executive Officer or the President.

Advance notice procedures for director nominations

Our amended and restated bylaws provides that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the company, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by written consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our certificate of incorporation and bylaws

Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the DGCL. Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least majority of the voting power of all the then outstanding shares of the common stock, except for any amendment of the above provisions, which would require the approval of a two-thirds majority of our then outstanding common stock. Additionally, our amended and restated certificate of incorporation provides that our bylaws may be amended, altered or repealed by the board of directors.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval, except as required by the listing standards of Nasdaq, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive jurisdiction

Our amended and restated bylaws provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim arising pursuant to the DGCL, any action regarding our amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated bylaws further provide that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Although we believe these provisions benefit us by providing increased consistency in the application of law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder. See the section titled “Risk Factors — Our amended and restated bylaws provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees” in the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.

Business combinations with interested stockholders

We are governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) at or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “EWTX”.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent and registrar’s address is 51 Mercedes Way, Edgewood, New York 11717.